Exhibit 10.5

FORM OF
EAST BOSTON SAVINGS BANK
EMPLOYEE SEVERANCE COMPENSATION PLAN

A.      Purpose.

          The primary purpose of the East Boston Savings Bank Employee Severance Compensation Plan (the “Plan”) is to ensure the successful continuation of the business of East Boston Savings Bank (the “Bank”) and the fair and equitable treatment of the Bank’s employees following a Change in Control (as defined below).

B.       Covered Employees.

          Subject to paragraph C below, any employee of the Bank with at least one year of service as of his or her termination date shall be eligible to receive a Change in Control Severance Benefit (as defined below) if, within the period beginning on the effective date of a Change in Control and ending on the first anniversary of such date, (i) the employee’s employment with the Bank is involuntarily terminated or (ii) the employee terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below).

C.       Limitations on Eligibility for Change in Control Severance Benefits or Management Restructuring Benefits.

(1)

No employee shall be eligible for a Change in Control Severance Benefit if (a) his or her employment is terminated for “Cause,” (b) he or she is offered a Comparable Position and declines to accept such position, or (c) the employee is, at the time of termination of employment, a party to an individual employment agreement or change in control agreement with the Bank and/or Meridian Interstate Bancorp, Inc. (the “Company”).

(2)

For purposes of this Plan, a termination of employment for “Cause” shall include termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Plan.

(3)

For purposes of this Plan, a “Comparable Position” shall mean a position that would (a) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee prior to the Change in Control; (b) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee prior to the Change in Control; (c) be in a location that would not require the employee to increase his or her daily one way commuting distance by more than thirty-five (35) miles as compared to the employee’s commuting distance immediately prior to the Change in Control; and (d) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee prior to the Change in Control.

D.       Definitions of Change in Control.

          For purposes of this Plan, “Change in Control” means the occurrence of any one of the following events:

(1)

Merger:  The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(2)

Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)

Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the Board of Directors (or first nominated by the Board of Directors for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

E.       Determination of the Change in Control Severance Benefit.

(1)	The Change in Control Severance Benefit payable to an eligible employee under this Plan shall be determined under the following schedule:

(a)

An eligible employee who does not receive a benefit pursuant to paragraph (b) of this Section shall receive a Change in Control Severance Benefit equal to the product of (i) the employee’s years of service from his or her hire date (including partial years) through the termination date and (ii) an amount equal to two (2) weeks of the employee’s Base Compensation (as defined below).  A “year of service” shall mean each 12-month period of service following an employee’s hire date determined without regard the number of hours worked during such period(s).  The minimum payment to an eligible employee under this paragraph shall be an amount equal to two (2) weeks of Base Compensation and the maximum payment to an eligible employee shall be an amount equal to one hundred four (104) weeks of Base Compensation.

(b)

An eligible employee-officer designated by the Board of Directors prior to a Change in Control shall receive a Change in Control Severance Benefit equal to the greater of the benefit in paragraph E(1)(a) or fifty-two (52) weeks of Base Compensation.

	(c)	The Change in Control Severance Benefit shall be paid in a lump sum not later than five (5) business days after the date of the employee’s termination of employment.

(2)	For purpose of determinations under this paragraph E, “Base Compensation” shall mean:

(a)

For salaried employees, the employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(b)

For employees whose compensation is determined in whole or in part on the basis of commission income, the employee’s base salary at termination (or, if greater, the employee’s base salary on the date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his or her termination date (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(c)

For hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

F.       Withholding.

          All payments will be subject to customary withholding for federal, state and local tax purposes.

G.       Parachute Payment.

          Notwithstanding anything in this Plan to the contrary, if a Change in Control Severance Benefit to an employee who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” taking into account payments under this Plan and otherwise, the benefit payable under this Plan shall be reduced to the maximum amount which does not include an Excess Parachute Payment.  The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

H.       Administration.

          The Plan is administered by the Board of Directors, which shall have the discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits.  All decisions of the Board of Directors, any action taken by the Board of Directors with respect to the Plan and within the powers granted to the Board of Directors under the Plan, and any interpretation by the Board of Directors of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.  The Board of Directors may delegate and reallocate any authority and responsibility with respect to the Plan.

I.       Source of Payments.

          Unless otherwise determined by the Board of Directors, all payments and benefits provided under this Agreement shall be paid solely by the Bank.  Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

J.       Inalienability.

          In no event may any Employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest be subject to the claims of creditors, nor liable to attachment, execution or other legal process.

K.       Governing Law.

          The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts, except to the extent that federal law applies.

L.       Severability.

          If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

M.       No Employment Rights.

          Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment by the Bank, nor constitute a contract of employment, express or implied.  The Bank reserves the right to dismiss or otherwise deal with any employee to the same extent and on the same basis as though this Plan had not been adopted.  Nothing in this Plan is intended to alter the at-will status of the Bank’s employees, it being understood that, except to the extent otherwise expressly set forth to the contrary in an individual employment-related agreement, the employment of any employee may be terminated at any time by either the Bank or the employee with or without cause.

N.       Amendment and Termination.

          The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors, unless a Change in Control has previously occurred.  If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.  The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors.  A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder.  A proper termination of the Plan automatically shall effect a termination of all employees’ rights and benefits hereunder.

O.       Required Provisions.

(1)	In the event any of the provisions of this Section P are in conflict with the terms of this Plan, this Section P shall prevail.

(2)

The Bank’s Board of Directors may terminate an employee’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice an employee’s right to compensation or other benefits under this Plan.  An employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(3)

Any payments made to employees pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

          This plan has been approved and adopted by the Board of Directors of the Bank and is effective as of [date].

EAST BOSTON SAVINGS BANK

Attest:	By:

For the Entire Board of Directors